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        EXHIBIT 12 -- COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES)

                                                                   2001         2000
THREE MONTHS ENDED MARCH 31 (In millions)                          ----         ----
Income from continuing operations...........................       $ 29         $ 29
Add
  Interest..................................................         29           34
  Portion of rentals representative of interest factor......          4            4
  Income tax expense and other taxes on income..............         21           21
                                                                   ----         ----
       Earnings as defined..................................       $ 83         $ 88
                                                                   ====         ====
Interest....................................................       $ 29         $ 34
Interest capitalized........................................          1            2
Portion of rentals representative of interest factor........          4            4
                                                                   ----         ----
       Fixed charges as defined.............................       $ 34         $ 40
                                                                   ====         ====
Ratio of earnings to fixed charges..........................       2.44         2.20
                                                                   ====         ====